Exhibit 99.1

For more information, contact:

John M. Matovina, Chief Executive Officer
(515) 457-1813, jmatovina@american-equity.com

Ted M. Johnson, Chief Financial Officer
(515) 457-1980, tjohnson@american-equity.com

FOR IMMEDIATE RELEASE	Debra J. Richardson, Chief Administrative Officer
April 29, 2015	(515) 273-3551, drichardson@american-equity.com

Julie L. LaFollette, Director of Investor Relations
(515) 273-3602, jlafollette@american-equity.com
American Equity Reports First Quarter 2015 Results
WEST DES MOINES, Iowa (April 29, 2015) - American Equity Investment Life Holding Company (NYSE: AEL), a leading issuer of fixed index annuities, today reported first quarter 2015 net income of $5.9 million, or $0.07 per diluted common share, compared to a first quarter 2014 net loss of $9.8 million, or $0.13 per diluted common share.
Non-GAAP operating income1 for the first quarter of 2015 was $48.8 million, or $0.62 per diluted common share, compared to first quarter 2014 non-GAAP operating income1 of $37.5 million, or $0.47 per diluted common share.
Highlights for the first quarter of 2015 include:

▪	Annuity sales (before coinsurance) were up 43% to $1.32 billion compared to first quarter 2014 annuity sales of $921 million.

▪	Investment spread was 2.77% compared to 2.92% for the fourth quarter of 2014 and 2.77% for the first quarter of 2014.

▪	Estimated risk-based capital (RBC) ratio of 361% at March 31, 2015 compared to 372% at December 31, 2014 remained above A. M. Best’s rating threshold.

▪	Book value per share (excluding accumulated other comprehensive income) was $18.63 at March 31, 2015 compared to $18.52 at December 31, 2014.

1
In addition to net income (loss), we have consistently utilized operating income and operating income per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate our financial performance. See accompanying tables for reconciliations of net income (loss) to operating income and descriptions of reconciling items. See Company’s Quarterly Report on Form 10-Q for a more complete discussion of the reconciling items and their impact on net income for the periods presented. Because these items fluctuate from period to period in a manner unrelated to core operations, we believe measures excluding their impact are useful in analyzing operating trends. We believe the combined presentation and evaluation of operating income together with net income (loss), provides information that may enhance an investor’s understanding of our underlying results and profitability.

Commenting on first quarter results, founder and Executive Chairman David J. Noble said: “2015 is off to an excellent start and we're positioned for another solid year of financial performance with the potential for much higher sales than last year. Our products continue to deliver attractive safe money returns and value to Americans preparing for or enjoying their retirement."
PRODUCTION UP 43% ON MORE FAVORABLE COMPETITIVE ENVIRONMENT
First quarter sales of $1.3 billion were up 43% from the prior year first quarter and contributed to a 3.1% increase in policyholder liabilities under management. These sales included $122 million from Eagle Life which surpassed Eagle Life's full year sales in 2014. The competitive dynamic in the fixed index annuity marketplace changed significantly in early March with the withdrawal of a competitor's product that offered one of the highest levels of guaranteed income in the marketplace for the past several years. This product has been the source of significant competition for sales and was the second best selling fixed index annuity product in the fourth quarter of 2014. New business activity began to escalate in February when a reduction in new money rates that was effective in early March was announced. The pending count entering March 2015 was at 3,800 cases and grew to 4,300 cases at the end of the first quarter and 5,000 cases as of today. The peak count in April was 5,200 cases.
Commenting on the competitive environment and the outlook for sales, John Matovina, Chief Executive Officer and President, said: "Annual sales the past three years have ranged from $3.9 billion to $4.2 billion as we remained disciplined in our product terms and pricing and were unwilling to pursue market share at the expense of profitability. Based upon current indications, our patience and discipline the past three years are being rewarded with higher sales in 2015 and the competitive environment is favorable to us. While competition can surface at any time, we are not presently aware of any new competitive threats."
SPREAD NARROWS ON REDUCTION IN BOND FEE INCOME
American Equity’s investment spread narrowed to 2.77% for the first quarter of 2015 compared to 2.92% for the fourth quarter of 2014 as a result of a decrease in average yield on invested assets which was 0.15% larger than the decrease in the cost of money. The investment spread for the first quarter of 2015 was unchanged from the investment spread for the first quarter of 2014.
Average yield on invested assets declined by 21 basis points to 4.74% for the first quarter of 2015 from 4.95% for the fourth quarter of 2014. More than half of this decrease was attributable to fee income from bond transactions which together with certain prepayment income added 0.13% to the fourth quarter 2014 average yield on invested assets compared to 0.01% from such items in the first quarter of 2015.
Adjusting for the effect of these non-trendable items, the average yield on invested assets for the quarter fell by 9 basis points from the prior quarter as new premiums and portfolio cash flows were invested at rates below the portfolio rate. The average yield on fixed income securities purchased and commercial mortgage loans funded in the first quarter of 2015 was 3.84%, compared to average yields ranging from 4.14% - 4.27% in the prior year quarters.

The aggregate cost of money for annuity liabilities declined by 6 basis points to 1.97% in the first quarter of 2015 compared to 2.03% in the fourth quarter of 2014. This decrease reflected continued reductions in crediting rates. The benefit from over hedging the obligations for index linked interest was 0.07% in the first quarter of 2015 and 0.05% in the fourth quarter of 2014.
Commenting on investment spread, John Matovina, said: “Low interest rates remain a headwind to our spread management and the benefit we received in the quarter from reductions in liability rates was offset by lower rates on invested assets purchased or funded. Investment yields in 2015 have been lower than those available in 2014 and achieving a 4.00% average yield on new investments is not possible without taking on risk that is beyond our comfort level. However, we continue to be proactive in managing our cost of money. We reduced our new money rates by approximately 0.20% in early March and continue to actively manage renewal rates. Most of the renewal rate reductions that were initiated in 2014 have been implemented as of the end of the first quarter of 2015 and we are making additional reductions in 2015. We continue to have flexibility in managing our cost of money and could achieve approximately a 0.55% decrease in our cost of money from further reductions in renewal rates to guaranteed minimums should the investment yields currently available to us persist.”
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Statements such as “guidance”, “expect”, “anticipate”, “believe”, “goal”, “objective”, “target”, “may”, “should”, “estimate”, “projects” or similar words as well as specific projections of future results qualify as forward-looking statements. Factors that may cause our actual results to differ materially from those contemplated by these forward looking statements can be found in the company’s Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.
CONFERENCE CALL
American Equity will hold a conference call to discuss first quarter 2015 earnings on Thursday, April 30, 2015, at 10:00 a.m. CST. The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the call on the Internet may do so at www.american-equity.com.
The call may also be accessed by telephone at 844-224-4250, passcode 22864981 (international callers, please dial 704-859-4382). An audio replay will be available shortly after the call on AEL’s website. An audio replay will also be available via telephone through May 7, 2015 at 855-859-2056, passcode 22864981 (international callers will need to dial 407-537-3406).

ABOUT AMERICAN EQUITY
American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, issues fixed annuity and life insurance products, with a primary emphasis on the sale of fixed index and fixed rate annuities. American Equity Investment Life Holding Company, a New York Stock Exchange Listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa. For more information, please visit www.american-equity.com.

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American Equity Investment Life Holding Company

Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
	2015	2014
	(Dollars in thousands, except per share data)
Revenues:
Premiums and other considerations	$6,997	$7,331
Annuity product charges	28,682	25,272
Net investment income	399,669	370,005
Change in fair value of derivatives	(31,100)	48,493
Net realized gains (losses) on investments, excluding other than temporary impairment ("OTTI") losses	4,879	(714)
OTTI losses on investments:
Total OTTI losses	(132)	—
Portion of OTTI losses recognized from other comprehensive income	—	(905)
Net OTTI losses recognized in operations	(132)	(905)
Loss on extinguishment of debt	—	(3,977)
Total revenues	408,995	445,505

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	9,220	10,095
Interest sensitive and index product benefits	282,825	317,192
Amortization of deferred sales inducements	10,953	666
Change in fair value of embedded derivatives	51,213	92,619
Interest expense on notes payable	7,339	10,264
Interest expense on subordinated debentures	3,016	3,008
Amortization of deferred policy acquisition costs	14,286	7,194
Other operating costs and expenses	21,122	19,085
Total benefits and expenses	399,974	460,123
Income (loss) before income taxes	9,021	(14,618)
Income tax expense (benefit)	3,118	(4,865)
Net income (loss)	$5,903	$(9,753)

Earnings (loss) per common share	$0.08	$(0.13)
Earnings (loss) per common share - assuming dilution	$0.07	$(0.13)

Weighted average common shares outstanding (in thousands):
Earnings (loss) per common share	77,042	72,519
Earnings (loss) per common share - assuming dilution	79,118	79,616

American Equity Investment Life Holding Company

NON-GAAP FINANCIAL MEASURES
In addition to net income (loss), we have consistently utilized operating income and operating income per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate our financial performance. Operating income equals net income (loss) adjusted to eliminate the impact of net realized gains and losses on investments including net OTTI losses recognized in operations, fair value changes in derivatives and embedded derivatives, loss on extinguishment of debt and changes in litigation reserves. Because these items fluctuate from quarter to quarter in a manner unrelated to core operations, we believe measures excluding their impact are useful in analyzing operating trends. We believe the combined presentation and evaluation of operating income together with net income (loss) provides information that may enhance an investor’s understanding of our underlying results and profitability.
Reconciliation from Net Income (Loss) to Operating Income (Unaudited)

	Three Months Ended March 31,
	2015	2014
	(Dollars in thousands, except per share data)
Net income (loss)	$5,903	$(9,753)
Adjustments to arrive at operating income: (a)
Net realized investment (gains) losses, including OTTI	(1,819)	564
Change in fair value of derivatives and embedded derivatives - index annuities	43,657	43,708
Change in fair value of derivatives and embedded derivatives - debt	1,077	1,509
Litigation reserve	—	(916)
Extinguishment of debt	—	2,394
Operating income (a non-GAAP financial measure)	$48,818	$37,506

Per common share - assuming dilution:
Net income (loss)	$0.07	$(0.13)
Adjustments to arrive at operating income:
Anti-dilutive effect of net loss	—	0.01
Net realized investment (gains) losses, including OTTI	(0.02)	—
Change in fair value of derivatives and embedded derivatives - index annuities	0.55	0.55
Change in fair value of derivatives and embedded derivatives - debt	0.02	0.02
Litigation reserve	—	(0.01)
Extinguishment of debt	—	0.03
Operating income (a non-GAAP financial measure)	$0.62	$0.47

(a)
Adjustments to net income (loss) to arrive at operating income are presented net of income taxes and where applicable, are net of related adjustments to amortization of deferred sales inducements (DSI) and deferred policy acquisition costs (DAC).

American Equity Investment Life Holding Company

NON-GAAP FINANCIAL MEASURES
Average Stockholders' Equity and Return on Average Equity (Unaudited)
Return on equity measures how efficiently we generate profits from the resources provided by our net assets.  Return on equity is calculated by dividing net income and operating income for the trailing twelve months by average equity excluding average accumulated other comprehensive income ("AOCI").

Twelve Months Ended
March 31, 2015
(Dollars in thousands)
Average Stockholders' Equity [1]
Average equity including average AOCI	$1,990,835
Average AOCI	(613,087)
Average equity excluding average AOCI	$1,377,748

Net income	$141,679
Operating income	201,958

Return on Average Equity Excluding Average AOCI
Net income	10.28%
Operating income	14.66%
1 - simple average based on stockholders' equity at beginning and end of the twelve month period.